AVATAR

FOR IMMEDIATE RELEASE

Contact:
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, Florida 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR’S BOARD AMENDS AUTHORIZATION TO REPURCHASE SECURITIES

Coral Gables, FL, December 15, 2008 - Avatar Holdings Inc. (NASDAQ — AVTR) announced that its Board of Directors, at its meeting of December 12, amended its June 2005 authorization to repurchase its 4.50% Convertible Senior Notes and shares of its Common Stock. The Company may expend up to approximately $30 million, including the approximate $1.9 million previous authorization, to effect purchases from time to time in the open market, through privately negotiated transactions or otherwise, depending on market and business conditions and other factors.

As of the close of business on December 12, 2008, there were 8,550,392 shares of Avatar Common Stock and $78,880,000 principal amount of 4.50% Notes outstanding.

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